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                                                                    EXHIBIT 12.1



                             BTI TELECOM CORP.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)


                                                   YEAR ENDED DECEMBER 31,
                                                 -------------------------
                                                   1994    1995   1996
                                                  ------  ------ ------

Income (loss) before taxes......................  $2,702  $  371 $2,606
Less interest capitalized to inventories during
  the period....................................     -       -      -
                                                  ------  ------ ------
Adjusted income (loss) before taxes.............   2,702     371  2,606
                                                  ------  ------ ------
Fixed Charges:
  Other interest expense........................     750   1,297  1,695
  Amortization of financing costs...............      16      25     99
  Rental expense(1).............................     410     947  1,305
                                                  ------  ------ ------
Total fixed charges.............................   1,176   2,269  3,099
                                                  ------  ------ ------
Earnings........................................   3,878   2,640  5,705
                                                  ------  ------ ------
Ratio (shortfall) of earnings to fixed charges..     3.3x    1.2x   1.8x
                                                  ------  ------ ------


                                                    1997      1998
                                                    ----      ----


Income (loss) before taxes...................... $(10,639) $(38,233)
Less interest capitalized to inventories during
  the period....................................      -         -
                                                    -----     -----
Adjusted income (loss) before taxes.............  (10,639)  (38,233)
                                                  -------   -------

Fixed Charges:
  Other interest expense........................    8,805    25,430
  Amortization of financing costs...............      421     1,469
  Rental expense(1).............................      611       761
                                                   ------    ------
Total fixed charges.............................    9,837    27,660
                                                    -----    ------

Earnings........................................     (802)  (10,573)
                                                     ----   -------

Ratio (shortfall) of earnings to fixed charges..       -       -
                                                      ===     ===


---------------


(1) 15% of rental expense related to operating losses representing an appropriate interest factor.

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